JAMESTOWN S'KLALLAM TRIBE

1033 Old Blyn Highway, Sequim, WA  98382     206/683-109    FAX 206/681-4643


                         November 9, 1995

By Certified Mail Return
Receipt Request

By Federal Express, Acknowledgment
or Return Receipt Requested

OLYMPIA GAMING CORPORATION
202 Fremont Street
Las Vegas, NV  89101

          RE:  Jamestown S'Klallam Tribe, JKT Gaming,
               Inc. Agreements

Dear Sirs:

     Pursuant to the provisions in that certain Gaming Project Development and Management Agreement, as amended and approved by the National Indian Gaming Commission ("Agreement") between Olympia Gaming Corporation ("Olympia") on the one hand and Jamestown S'Klallam Tribe ("Tribe") and JKT Gaming, Inc. ("JKT") on the other hand, you are hereby notified that the Agreement is terminated for the following reason:

     Failure by Olympia to cure a material breach of the Agreement within the period specified, as set forth in my letter of November 1, 1995 notifying you of such material breach of the Agreement.

     All rights and obligations of the Tribe and JKT are hereby reserved.

Sincerely,



W. Ron Allen
Chairman
Jamestown S'Klallam Tribe

cc:                           cc:
Lane, Powell, Spears and Lubersky  NIGC
Tom Grohman                        1441 "L" Street NW
1420 5th Ave.                 9th Floor
Suite 4100                         Washington, D.C.  20005
Seattle, WA  98108

cc:
Levine & Associates
Jerry Levine
2049 Century Park East,
Suite 710
Los Angeles, CA  90067